UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

FATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 General Atomics Court, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 23, 2016, Fate Therapeutics, Inc. (the “Company”) closed a private placement (the “Private Placement”) in accordance with the Securities Purchase Agreement (the “Securities Purchase Agreement”) that the Company entered into on November 21, 2016 with a select group of institutional investors, including entities affiliated with each of Redmile Group, LLC (“Redmile”), BVF Partners L.P., EcoR1 Capital, LLC and Franklin Advisers, Inc., and other accredited investors, certain of whom are affiliated with the directors and officers of the Company (the “Purchasers”). Pursuant to the Securities Purchase Agreement, Redmile purchased 2,819,549 shares of the Company’s Class A Convertible Preferred Stock, par value $0.001 per share, at a price of $13.30 per share, and the remaining Purchasers purchased an aggregate of 7,236,837 shares of the Company’s common stock, par value $0.001 per share, at a price of $2.66 per share, for an aggregate purchase price of approximately $57.0 million.

In connection with the closing of the Private Placement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Class A Convertible Preferred Stock with the Secretary of State of Delaware on November 22, 2016, pursuant to which the Company designated 2,819,549 shares of its authorized and unissued preferred stock as Class A Convertible Preferred Stock. The Certificate of Designation is filed hereto as Exhibit 3.1 and incorporated by reference herein. A summary of the rights, preferences and privileges of the Class A Convertible Preferred Stock is contained under “Item 1.01 Entry into a Material Definitive Agreement,” in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 22, 2016, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Class A Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2016	Fate Therapeutics, Inc.

	By:	/s/ Scott Wolchko
J. Scott Wolchko
President and Chief Executive Officer